Exhibit 99.1

March 27, 2020        FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Announces Change in Format

for its 31st Annual Meeting of Stockholders

Meeting to be virtual-only due to COVID-19 pandemic

SPRINGFIELD, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, determined that due to the emerging impact of the COVID-19 (coronavirus) pandemic and to support the health and well-being of the Company’s stockholders, directors, employees, and others, this year’s Annual Meeting of Stockholders will be a virtual meeting over the internet and will not be held at a physical location. Stockholders will be able to attend the Annual Meeting via a live webcast.

As previously announced, the Annual Meeting will be held at 10 a.m. CDT on Wednesday, May 6, 2020. Holders of record of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 27, 2020, can vote during the live webcast of the Annual Meeting or by proxy. Please see the Company’s Notice of Annual Meeting and Proxy Statement available on the Company’s website, www.GreatSouthernBank.com, (click “About” then “Investor Relations”) for additional information about the virtual meeting.

With total assets of $5.0 billion, Great Southern offers a broad range of banking services to commercial and consumer customers. Headquartered in Springfield, Missouri, the Company operates 97 retail banking centers in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska, and commercial loan production offices in Atlanta, Chicago, Dallas, Denver, Omaha, Nebraska, and Tulsa, Oklahoma. Great Southern Bancorp is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select Market.

www.GreatSouthernBank.com